FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-37377


PROSPECTUS SUPPLEMENT
(To Joint Proxy Statement/Prospectus dated November 7, 1997)


                                 104,163 SHARES
                             LCI INTERNATIONAL, INC.
                                  COMMON STOCK


         This Prospectus Supplement is a part of, and should be read in conjunction with, the Joint Proxy Statement/Prospectus of LCI International, Inc. ("LCI") dated November 7, 1997 (the "Prospectus"). Capitalized terms not otherwise defined in this Prospectus Supplement shall have the meanings set forth for such terms in the Prospectus.

         The Registration Statement of which the Prospectus forms a part covers an aggregate of 16,515,025 shares of LCI Common Stock, including up to 104,163 shares of LCI Common Stock that may be issued upon the exercise of USLD Warrants to purchase 112,499 shares of USLD Common Stock (assuming an Exchange Ratio of
 .9259, the highest Exchange Ratio provided for in the Merger Agreement, except for any ratio agreed to by LCI in order to prevent termination of the Merger Agreement). In the event that such USLD Warrants are exercised prior to the Effective Time, the holders of such USLD Warrants will receive shares of USLD Common Stock prior to the Effective Time and the holders of such shares of USLD Common Stock at the Effective Time will receive shares of LCI Common Stock in the form of Merger Consideration in accordance with the terms of the Merger Agreement. In the event that the USLD Warrants are not exercised prior to the Effective Time, the USLD Warrants will be assumed by LCI and constitute warrants to purchase shares of LCI Common Stock ("Assumed Warrants"), as set forth in the Prospectus and the Merger Agreement. In such case, upon proper exercise of the Assumed Warrants, LCI shall issue such number of the shares of LCI Common Stock to the holders of such Assumed Warrants as is required pursuant to the terms of the Merger Agreement.

         This Prospectus Supplement covers up to 104,163 shares of LCI Common Stock that may be issued upon the exercise of Assumed Warrants after the Effective Time and on or prior to January 16, 1998. No shares of LCI Common Stock may be issued pursuant to this Prospectus Supplement with respect to the exercise of any Assumed Warrants after January 16, 1998. The Company may receive up to $3.50 per share of LCI Common Stock in connection with the exercise of Assumed Warrants. The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to the shares of LCI Common Stock issuable upon exercise of the Assumed Warrants.

         In addition to the documents incorporated by reference in the Prospectus, LCI is incorporating by reference into this Prospectus Supplement any additional documents that it files with the Commission during the period from the date of the Special Meetings to and including January 16, 1998.

         SEE "CERTAIN CONSIDERATIONS" BEGINNING ON PAGE 12 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS TO BE CONSIDERED BY HOLDERS OF ASSUMED WARRANTS.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.
                                -----------------

           The date of this Prospectus Supplement is December 12, 1997